Exhibit 99.1

Provident Bancorp, Inc. Reports Earnings for the March 31, 2020 Quarter

Company Release – 5/8/2020

Amesbury, Massachusetts — Provident Bancorp, Inc. (the “Company”) (NasdaqCM: PVBC), the holding company for The Provident Bank (the “Bank”), reported net income for the three months ended March 31, 2020 of $1.2 million, or $0.07 per diluted share, compared to $2.2 million, or $0.12 per diluted share, for the three months ended March 31, 2019. As a result of the completion of the second-step conversion and related stock offering in October 2019, all historical share and per share information has been restated to reflect the 2.0212-to-one exchange ratio.

“I am deeply saddened by the devastating toll the COVID-19 crisis has placed on the health and well-being of our communities, including the effects on small businesses,” said David Mansfield, CEO. “These businesses are the backbone of our communities - they create jobs, lead innovation, reflect America’s diversity, help our communities flourish and represent our friends and neighbors. In these grave and uncertain times, it is critical that we do everything we can to help our local businesses continue to operate.”

“These are the times when a culture and organization get tested. Fortunately, our team responsible for pandemic training and execution were well-prepared and ready to take the necessary steps to ensure our customers, staff and operations would experience little-to-no disruption. Our partnership with COCC, our core provider, and our already existing virtual workstation infrastructure made for a smooth transition to remote working for over 120 of our employees. I am immensely proud of the work we have accomplished, the steadfast dedication, the “let’s do this” mindset and, most importantly, the immense depth of caring from the entire team at The Provident Bank.”

“Our fast response from the pandemic team created a smooth transition so that our lending team could quickly react to our customers’ needs who are experiencing financial difficulty due to COVID-19. Our team is responding around the clock for modification requests and applications for the Small Business Administration’s (“SBA’s”) Paycheck Protection Program (“PPP”).”

“Our earnings could be materially impacted as a result of the pandemic. We may have additional increased provisions for loan losses and decreased fee income as we work with our customers to aid in the stabilization of their businesses. With the successful second-step conversion in 2019, the Company has a strong capital position and we believe it is well positioned to withstand the potential losses due to the pandemic.”

Covid–19 Response

The outbreak of COVID-19 has adversely impacted a broad range of industries in which the Company’s customers operate and could impair their ability to fulfill their financial obligations. The World Health Organization has declared COVID-19 to be a global pandemic indicating that almost all public commerce and related business activities must be, to varying degrees, curtailed with the goal of decreasing the rate of new infections. The spread of the outbreak has caused significant disruption in the U.S. economy and has disrupted banking and other financial activity in the areas in which the Company operates.

Congress and the bank regulatory agencies have taken several actions designed to cushion the economic fallout. The Coronavirus Aid Relief and Economic Security (“CARES”) Act was signed into law at the end of March 2020. The goal of the CARES Act is to prevent severe economic downturn through various measures, including direct financial aid to American families and economic stimulus to significantly impacted industry sectors. In addition to the general impact of COVID-19, certain provisions of the CARES Act as well as other recent legislative and regulatory relief efforts are expected to have a material impact on the Company’s operations.

The Company’s business depends upon the willingness and ability of its employees and customers to conduct banking and other financial transactions. If the global response to contain COVID-19 escalates further or is unsuccessful, the Company could experience a material adverse effect on its business, financial condition, results of operations and cash flows. While it is not possible to know the full extent that the impact of COVID-19 will have on the Company’s operations, the Company will be disclosing potentially material items of which it is aware.

The following are areas that are impacting the Company:

•	Working with affected customers to waive fees from a variety of sources, such as, but not limited to insufficient funds, account maintenance, minimum balance and ATM fees;
•	Establishing modification programs in accordance with regulations to aid in providing economic relief to our borrowers by providing up to six month payment deferrals;
•	Participation and origination of loans in the new 7(a) PPP authorized by the SBA to temporarily guarantee loans as part of the CARES Act; and
•	Changes in the provision for loan losses as the Company evaluates the qualitative factors and potential losses within the portfolio.

Financial Results for March 31, 2020 Quarter

Net interest and dividend income before provision for loan losses increased by $1.9 million, or 18.8%, compared to the three months ended March 31, 2019. The growth in net interest and dividend income this quarter over the prior year’s first quarter is primarily the result of an increase in our average interest earning assets of $208.0 million, or 22.5%, offset by a decrease in net interest margin of 13 basis points to 4.27%.

Provisions for loan losses of $3.1 million were recognized for the three months ended March 31, 2020 compared to $1.5 million for the same period in 2019. The changes in the provision were based on management’s assessment of loan portfolio growth and composition changes, historical charge-off trends, levels of problem loans and other asset quality trends. During the three months ended March 31, 2020, we had $269,000 in loan net charge-offs. The Company has reviewed certain qualitative factors in light of significant economic deterioration due to COVID-19. As businesses remain shut down, the Company continues to work with borrowers and offer relief in the form of short-term payment deferrals as well as originating PPP loans through the SBA. There remains significant uncertainty of the full impact of COVID-19 as there is no set timeline as to when our customers can return to operations. In reviewing the modifications performed as of March 31, 2020 and having an understanding as to the demand of modifications that are currently being considered, increased provisions were recognized to build a reserve to handle the potential impact that COVID-19 could have on our commercial customers.

The allowance for loan losses as a percentage of total loans was 1.46% as of March 31, 2020 compared to 1.42% as of December 31, 2019. The allowance for loan losses as a percentage of non-performing loans was 66.2% as of March 31, 2020 compared to 237.6% as of December 31, 2019. Non-performing loans were $24.9 million, or 1.97% of total assets as of March 31, 2020, compared to $5.8 million, or 0.52% of total assets, as of December 31, 2019. As of March 31, 2020, non-performing loans consist primarily of one commercial relationship and one commercial real estate relationship. The commercial real estate loan relationship with a total balance of $18.6 million became impaired in 2019 and in 2020 a troubled debt restructuring was completed. The loan was placed on non-accrual until the relationship can demonstrate the ability to pay the loan under the restructured terms. The loan relationship was evaluated and specific reserves of $1.4 million were allocated as of March 31, 2020.

The commercial relationship totaling $1.9 million was originated through the BancAlliance network. BancAlliance has a membership of approximately 200 community banks that together participate in middle market commercial and industrial loans as a way to diversify their commercial portfolio. The impaired loan relationship was evaluated and specific reserves of $131,000 were allocated as of March 31, 2020.

During the three months ended March 31, 2020, the Bank accepted a short-sale, which was originated through the BancAlliance Network. The accepted short-sale resulted in a charge-off of $97,000 on a $490,000 loan relationship. As of March 31, 2020, the Bank has five BancAlliance loan relationships remaining totaling $6.7 million. Out of the five relationships, three totaling $3.3 million are pass rated and two totaling $3.4 million are substandard. One of the substandard relationships totaling $1.9 million is on non-accrual and deemed impaired. We have allocated specific reserves totaling $131,000 for this relationship. Our last BancAlliance loan origination was in February 2017, and at this time we are not anticipating originating any new loans through this network.

Noninterest income decreased $36,000, or 3.4%, and was $1.0 million for each of the three months ended March 31, 2020 and 2019. The decrease is primarily due to a decrease in the gains on sales of securities of $113,000, or 100.0%, partially offset by an increase in other service charges and fees of $48,000, or 11.7%, and an increase of $23,000, or 7.0%, in customer service fees on deposit accounts.

Noninterest expense increased $1.6 million, or 23.1%, to $8.3 million for the three months ended March 31, 2020 compared to $6.7 million for the three months ended March 31, 2019. The increase is primarily due to an increase in salaries and employee benefits expense, write-down of a notes receivable, and other expense, partially offset by a decrease in occupancy expense. The increase of $1.1 million, or 25.5%, for the three months ended March 31, 2020 in salary and employee benefits was primarily due to a higher number of sales and operations positions compared to the same period in 2019, the addition of staff from the warehouse business line purchase, and our ESOP expense. The warehouse business line purchase increased salary and employee benefits by $171,000. ESOP expense increased $114,000 due to the acquisition of additional shares from our stock offering in October 2019. A write-down of a notes receivable was completed after the Company evaluated the collectability and determined that $500,000 is uncollectible. Other expense increased $103,000, or 15.2%, due to increased telecommunication expenses and loan workout expenses. Occupancy expense decreased $203,000, or 31.5%, primarily due to the acceleration of our leasehold improvements amortization related to the closure of our Hampton, New Hampshire branch in 2019.

As of March 31, 2020, total assets have increased $144.8 million, or 12.9%, to $1.27 billion compared to $1.12 billion at December 31, 2019. The primary reasons for the increase are increases in net loans, partially offset by a decrease cash and cash equivalents and in investments in available-for-sale securities. Net loans increased $170.0 million, or 17.7%, to $1.13 billion as of March 31, 2020 compared to $959.3 million at December 31, 2019. The increase in net loans was due to an increase in commercial loans of $179.7 million, or 39.8%, and an increase in construction and land development loans of $1.6 million, or 3.3%, partially offset by decreases in commercial real estate loans of $2.6 million, or 0.6%, residential real estate loans of $3.1 million, or 6.9%, and consumer loans of $2.2 million, or 17.3%. The decrease in cash and cash equivalents of $25.2 million, or 42.3%, resulted from the purchase of the warehouse business line in January 2020. The decrease in investments in available-for-sale securities of $2.7 million, or 6.5%, resulted primarily from principal pay downs on government mortgage-backed securities.

Total liabilities increased $143.0 million, or 16.1%, due to increased deposits and an increase in borrowings. Deposits were $893.5 million as of March 31, 2020, representing an increase of $43.6 million, or 5.1%, compared to December 31, 2019. The primary reason for the increase in deposits was due to an increase of $58.9 million, or 62.4%, in time deposits and an increase of $4.7 million, or 4.0%, in savings accounts, partially offset by a decrease in money market accounts of $15.9 million, or 5.9%, and NOW and demand deposits of $4.1 million, or 1.1%. The increase in time deposits is primarily due to increases in brokered certificates of deposit of $55.8 million, or 114.9%, and an increase of $2.8 million, or 32.8%, from Qwickrate, where we gather certificates of deposit nationwide by posting rates we will pay on these deposits. The increase in savings accounts is primarily due to municipal deposits. Money market deposits and NOW and demand deposits decreased due to the decrease in some of our high rate relationships within these categories. Borrowings increased $100.0 million, or 400.1%, to $125.0 million as of March 31, 2020 primarily due to funding loan growth.

As of March 31, 2020, shareholders’ equity was $232.7 million compared to $230.9 million at December 31, 2019, representing an increase of $1.7 million, or 0.7%. The increase was primarily due to year-to-date net income of $1.2 million, stock-based compensation expense of $261,000, and employee stock ownership plan shares earned of $250,000.

About Provident Bancorp, Inc.

Provident Bancorp, Inc. is a Maryland corporation that was formed in 2019 to be the successor corporation to Provident Bancorp, Inc., a Massachusetts corporation, and the holding company for The Provident Bank. The Provident Bank, a subsidiary of Provident Bancorp, Inc., is an innovative, commercial bank that finds solutions for our business and private clients. We are committed to strengthening the economic development of the regions we serve, by working closely with businesses and private clients and delivering superior products and high-touch services to meet their banking needs. The Provident has offices in Massachusetts and New Hampshire. All deposits are insured in full through a combination of insurance provided by the Federal Deposit Insurance Corporation (FDIC) and the Depositors Insurance Fund (DIF). For more information about The Provident Bank please visit our website www.theprovidentbank.com or call 877-487-2977.

Forward-looking statements

This news release may contain certain forward-looking statements, such as statements of the Company’s or the Bank’s plans, objectives, expectations, estimates and intentions. Forward-looking statements may be identified by the use of words such as, “expects,” “subject,” “believe,” “will,” “intends,” “may,” “will be” or “would.” These statements are subject to change based on various important factors (some of which are beyond the Company’s or the Bank’s control) and actual results may differ materially. Accordingly, readers should not place undue reliance on any forward-looking statements (which reflect management’s analysis of factors only as of the date of which they are given). These factors include: general economic conditions; trends in interest rates; the ability of our borrowers to repay their loans; and the ability of the Company or the Bank to effectively manage its growth and results of regulatory examinations, among other factors. The foregoing list of important factors is not exclusive. Readers should carefully review the risk factors described in other documents of the Company files from time to time with the Securities and Exchange Commission, including Annual and Quarterly Reports on Forms 10-K and 10-Q, and Current Reports on Form 8-K.

Provident Bancorp, Inc.

Carol Houle, 603-334-1253

Executive Vice President/CFO

choule@theprovidentbank.com

Provident Bancorp, Inc.

Consolidated Balance Sheet

	At	At
	March 31,	December 31,
(Dollars in thousands)	2020	2019
Assets	(unaudited)
Cash and due from banks	$8,662	$11,990
Short-term investments	25,760	47,668
Cash and cash equivalents	34,422	59,658
Debt securities available-for-sale (at fair value)	39,081	41,790
Federal Home Loan Bank stock, at cost	2,736	1,416
Loans, net of allowance for loan losses of $16,674 and $13,844 as of
March 31, 2020 and December 31, 2019, respectively	1,129,282	959,286
Bank owned life insurance	27,104	26,925
Premises and equipment, net	14,934	14,728
Accrued interest receivable	3,236	2,854
Right-of-use assets	4,375	3,713
Other assets	11,385	11,418
Total assets	$1,266,555	$1,121,788

Liabilities and Shareholders' Equity
Deposits:
Noninterest-bearing	$244,728	$222,088
Interest-bearing	648,804	627,817
Total deposits	893,532	849,905
Borrowings	125,010	24,998
Operating lease liabilities	4,555	3,877
Other liabilities	10,800	12,075
Total liabilities	1,033,897	890,855
Shareholders' equity:
Preferred stock; authorized 50,000 shares:
no shares issued and outstanding	-	-
Common stock, $0.01 par value, 100,000,000 shares authorized;
19,476,248 and 19,473,818 shares issued and outstanding
at March 31, 2020 and December 31, 2019, respectively	195	195
Additional paid-in capital	146,500	146,174
Retained earnings	95,390	94,159
Accumulated other comprehensive income	441	458
Unearned compensation - ESOP	(9,868)	(10,053)
Total shareholders' equity	232,658	230,933
Total liabilities and shareholders' equity	$1,266,555	$1,121,788

Provident Bancorp, Inc.

Consolidated Income Statements

	Three Months Ended
	March 31,
(Dollars in thousands, except per share data)	2020	2019
Interest and dividend income:	(unaudited)
Interest and fees on loans	$13,760	$11,699
Interest and dividends on securities	258	404
Interest on short-term investments	71	26
Total interest and dividend income	14,089	12,129
Interest expense:
Interest on deposits	1,646	1,437
Interest on borrowings	371	534
Total interest expense	2,017	1,971
Net interest and dividend income	12,072	10,158
Provision for loan losses	3,099	1,462
Net interest and dividend income after provision for loan losses	8,973	8,696
Noninterest income:
Customer service fees on deposit accounts	352	329
Service charges and fees - other	460	412
Gain on sale of securities, net	-	113
Bank owned life insurance income	180	177
Other income	18	15
Total noninterest income	1,010	1,046
Noninterest expense:
Salaries and employee benefits	5,402	4,294
Occupancy expense	441	644
Equipment expense	137	106
Data processing	201	203
Marketing expense	64	55
Professional fees	386	422
Directors' compensation	194	181
Software depreciation and implementation	200	163
Write down of note receivable	500	-
Other	781	678
Total noninterest expense	8,306	6,746
Income before income tax expense	1,677	2,996
Income tax expense	446	778
Net income	$1,231	$2,218

Earnings per share: (1)
Basic	$0.07	$0.12
Diluted	$0.07	$0.12

Weighted Average Shares: (1)
Basic	18,115,970	18,730,676
Diluted	18,261,282	18,807,840

(1)	Amounts related to periods prior to the date of the Conversion (October 16, 2019) have been restated to give the retroactive recognition to the exchange ratio applied in the Conversion (2.0212-to-one).

Provident Bancorp, Inc.

Net Interest Income Analysis

	For the Three Months Ended March 31,
	2020			2019
		Interest			Interest
	Average	Earned/	Yield/	Average	Earned/	Yield/
	Balance	Paid	Rate	Balance	Paid	Rate
(Dollars in thousands)
Assets:
Interest-earning assets:
Loans	$1,068,525	$13,760	5.15%	$865,239	$11,699	5.41%
Short-term investments	19,176	71	1.48%	4,356	26	2.39%
Investment securities	41,031	237	2.31%	50,780	373	2.94%
Federal Home Loan Bank stock	3,161	21	2.66%	3,533	31	3.51%
Total interest-earning assets	1,131,893	14,089	4.98%	923,908	12,129	5.25%
Non-interest earning assets	57,183			63,362

Total assets	$1,189,076			$987,270

Interest-bearing liabilities:
Savings accounts	$121,106	105	0.35%	$118,032	108	0.37%
Money market accounts	255,883	705	1.10%	231,766	699	1.21%
NOW accounts	124,286	155	0.50%	115,977	116	0.40%
Certificates of deposit	133,819	681	2.04%	103,862	514	1.98%
Total interest-bearing deposits	635,094	1,646	1.04%	569,637	1,437	1.01%
Borrowings	78,869	371	1.88%	80,483	534	2.65%
Total interest-bearing liabilities	713,963	2,017	1.13%	650,120	1,971	1.21%
Noninterest-bearing liabilities:
Noninterest-bearing deposits	226,440			189,544
Other noninterest-bearing liabilities	15,731			16,256
Total liabilities	956,134			855,920
Total equity	232,942			131,350
Total liabilities and equity	$1,189,076			$987,270

Net interest income		$12,072			$10,158
Interest rate spread (1)			3.85%			4.04%
Net interest-earning assets (2)	$417,930			$273,788
Net interest margin (3)			4.27%			4.40%
Average interest-earning assets to
interest-bearing liabilities	158.54%			142.11%

(1)	Net interest rate spread represents the difference between the weighted average yield on interest-bearing assets and the weighted average rate of interest-bearing liabilities.
(2)	Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.
(3)	Net interest margin represents net interest income divided by average total interest-earning assets

Provident Bancorp, Inc.

Selected Financial Highlights

	For the three
	months ended
	March 31,
	2020	2019
(unaudited)
Performance Ratios:
Return on average assets (1)	0.41%	0.90%
Return on average equity (1)	2.11%	6.75%
Interest rate spread (1) (3)	3.85%	4.04%
Net interest margin (1) (4)	4.27%	4.40%
Non-interest expense to average assets (1)	2.79%	2.73%
Efficiency ratio (5)	63.49%	60.82%
Average interest-earning assets to
average interest-bearing liabilities	158.54%	142.11%
Average equity to average assets	19.59%	13.30%

	At	At	At
	March 31,	December 31,	March 31,
	2020	2019	2019
Asset Quality
Non-accrual loans:
Real estate:
Commercial	$21,199	$1,701	$519
Residential	732	969	822
Construction and land development	165	165	-
Commercial	2,754	2,955	6,919
Consumer	84	37	115
Total non-accrual loans	24,934	5,827	8,375

Accruing loans past due 90 days or more	-	-	-
Other real estate owned	-	-	1,720
Total non-performing assets	$24,934	$5,827	$10,095

Asset Quality Ratios
Allowance for loan losses as a percent of total loans (2)	1.46%	1.42%	1.36%
Allowance for loan losses as a percent of non-performing loans	66.87%	237.58%	141.58%
Non-performing loans as a percent of total loans (2)	2.18%	0.60%	0.96%
Non-performing loans as a percent of total assets	219.01%	51.03%	0.84%
Non-performing assets as a percent of total assets (6)	219.01%	51.03%	1.01%

Capital and Share Related (7)
Stockholders' equity to total assets	18.4%	20.6%	12.8%
Book value per share	$11.95	$11.86	$6.59
Market value per share	$8.62	$12.45	$11.21
Shares outstanding	19,476,248	19,473,818	19,455,503

(1)	Annualized where appropriate.
(2)	Loans are presented before the allowance but include deferred costs/fees. Loans held-for-sale are excluded.
(3)	Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of interest-bearing liabilities.
(4)	Represents net interest income as a percent of average interest-earning assets.
(5)	Represents noninterest expense divided by the sum of net interest income and noninterest income, excluding gains on securities available for sale, net.
(6)	Non-performing assets consists of non-accrual loans plus loans accruing but 90 days overdue and OREO.
(7)	Amounts related to periods prior to the date of the Conversion (October 16, 2019) have been restated to give the retroactive recognition to the exchange ratio applied in the Conversion (2.0212-to-one).